Exhibit 99.1
Palo Alto Networks Announces Record Revenues and Billings and Board Appoints Nikesh Arora as CEO and Chairman
- Current CEO and chairman of the Board Mark McLaughlin to become vice chairman of the Board.
- Company announces record revenue and billings for its fiscal third quarter 2018.
- Company to hold full earnings call before markets open on Monday, June 4.
SANTA CLARA, Calif. — June 1, 2018 — Palo Alto Networks® (NYSE: PANW), the global cybersecurity leader, today announced that its Board of Directors has named Nikesh Arora as its new chief executive officer and chairman of the Board of Directors, effective June 6, 2018. He succeeds Mark McLaughlin, who is transitioning to the role of vice chairman of the Board for Palo Alto Networks.
Arora formerly served as president and chief operating officer at SoftBank and as chief business officer at Google. At Google, Arora was instrumental in growing Google’s search business from $2 billion in revenues to over $60 billion in revenues, led more than 20,000 employees, and developed a substantial track record of driving innovation and delivering business success. Arora has extensive experience in scaling technology businesses, running very large organizations, and operating globally.
McLaughlin said: “The company is executing extremely well and is the clear leader in next-generation security. Over the course of several quarters, I have been discussing succession planning with the Board and I couldn’t be more pleased that we have found a leader in Nikesh who is ideally suited to take the company on the next leg of its journey. I look forward to working with Nikesh as we transition and serving as vice chairman of the Board.”
Daniel J. Warmenhoven, lead independent director said: “Mark has been an outstanding leader whose strong leadership was critical to building the company into the fastest-growing enterprise cybersecurity company in the world and we are grateful for his contributions. As we move forward in this era of digital and security transformation, there is no better person to lead Palo Alto Networks than Nikesh Arora. The Board of Directors is very pleased to have such a proven business and technology leader who brings demonstrated leadership and ability to scale to the company.”
Added Arora: “I am thrilled and honored to join Palo Alto Networks. I have developed a deep appreciation for the company’s culture, values and pioneering spirit as innovators and disruptors and I look forward to working with the entire Palo Alto Networks team on our mission of protecting our customers in the digital age.”
The company also announced the following strong fiscal third quarter 2018 results, and will hold its earnings call before the market opens on Monday, June 4th.
In the fiscal third quarter, total revenue grew 31 percent year over year to $567.1 million, product revenue grew 31 percent year over year to $215.2 million, and billings grew 33 percent year over year to $721.0 million.
Kathy Bonanno, chief financial officer commented: “We had a strong fiscal third quarter 2018 and will be reporting top line and bottom line results above all our third quarter guided ranges.”
Conference Call Information
Palo Alto Networks will host a conference call for analysts and investors to discuss its fiscal third quarter 2018 results and outlook for its fiscal fourth quarter and full fiscal year 2018 on Monday, June 4th before the market opens. A separate news release will be issued with the conference call details.
Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the company’s transition to a new chief executive officer and Mark McLaughlin’s transition to vice chairman of the Board. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including: our limited operating history; our ability as an organization to acquire and integrate other companies, products or technologies in a successful manner; risks associated with managing our rapid growth; the risks associated with new products and subscription and support offerings, including the discovery of software bugs; organizational changes and the timing of these changes; our ability to attract and retain new customers; delays in the development or release of new subscription offerings, or the failure to timely develop and achieve market acceptance of new products and subscriptions as well as existing products and subscription and support offerings; rapidly evolving technological developments in the market for network security products and subscription and support offerings; length of sales cycles; and general market, political, economic and business conditions.
About Palo Alto Networks
We are the global cybersecurity leader, known for always challenging the security status quo. Our mission is to protect our way of life in the digital age by preventing successful cyberattacks. This has given us the privilege of safely enabling tens of thousands of organizations and their customers. Our pioneering Security Operating Platform emboldens their digital transformation with continuous innovation that seizes the latest breakthroughs in security, automation, and analytics. By delivering a true platform and empowering a growing ecosystem of change-makers like us, we provide highly effective and innovative cybersecurity across clouds, networks, and mobile devices.
Palo Alto Networks and the Palo Alto Networks logo are trademarks of Palo Alto Networks, Inc. in the United States and in jurisdictions throughout the world. All other trademarks, trade names or service marks used or mentioned herein belong to their respective owners.

Media contact:
Kristen Batch
Senior Vice President of Corporate Communications, Palo Alto Networks
Mobile: 503-516-6297
kbatch@paloaltonetworks.com

Investor Relations Contact:
Amber Ossman
Director, Investor Relations, Palo Alto Networks
Work: 408-753-4235
aossman@paloaltonetworks.com

Palo Alto Networks, Inc.
Calculation of Billings
(In millions)
(Unaudited)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2018	2017	2018	2017
Total revenue	$567.1	$431.8	$1,615.0	$1,252.5
Add: change in total deferred revenue, net of acquired deferred revenue	153.9	112.3	377.1	370.1
Billings	$721.0	$544.1	$1,992.1	$1,622.6

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